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                                                                    EXHIBIT 10.1

                           THIRD AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), dated as of May 17, 2007, between WELLSFORD REAL PROPERTIES, INC., a Maryland corporation, with offices at 535 Madison Avenue, New York, New York 10022 (the "Company" or "Employer"), REIS SERVICES, LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company, with offices at 535 Madison Avenue, New York, New York 10022 ("LLC" or "Employer" and together with the Company, the "Employers"), and JEFFREY H. LYNFORD, an individual residing at 10 Holly Branch Road, Katonah, NY 10536 (the "Executive").

     WHEREAS, the Company and the Executive are party to an Employment Agreement dated as of May 30, 1997 (the "Original Agreement");

     WHEREAS, the Original Agreement was amended and restated pursuant to that certain Amended and Restated Employment Agreement, dated as December 7, 2001, between the Company and the Executive (the "First Restatement");

     WHEREAS, the First Restatement was amended and restated pursuant to that certain Second Amended and Restated Employment Agreement dated August 19, 2004, between the Company and the Executive (the "Second Restatement");

     WHEREAS, the Company, LLC and Reis, Inc, a Delaware corporation ("Reis"), have entered into that certain Agreement and Plan of Merger, dated as of October 11, 2006 (the "Merger Agreement"), pursuant to which, and subject to the terms and conditions of which, Reis will merge (the "Merger") with and into LLC and LLC will be the survivor in the Merger;

     WHEREAS, in anticipation of the consummation of the Merger, the Company desires to ensure the services of the Executive beyond the term of employment provided for in the Second Restatement and LLC desires to secure the services of Executive and the parties hereto desire to modify the Second Restatement in certain other respects; and

     WHEREAS, the Employers and the Executive desire to amend and restate the Second Restatement and desire that this Agreement become effective immediately following, and subject to the occurrence of the Effective Time, as defined in the Merger Agreement, (the "Employment Date").

     NOW, THEREFORE for good and valuable consideration received by the parties hereto.

     IT IS AGREED:

     1. Duties. (a) During the term of the Executive's employment hereunder the Executive shall serve and (i) the Company shall employ the Executive as Chairman of the Board and (ii) LLC shall employ the Executive as Chairman. The Executive shall preside over the meetings of the Board of Directors of the Company (the "Board") and of the stockholders of the Company at which he shall be present and shall in general oversee all of the business and affairs of the

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Company and LLC and will perform such services consistent with those of a
Chairman of the Board as may be assigned to the Executive by the Board. The Executive hereby accepts such employment and agrees to perform such services.

          (b) Subject to the other provisions of this subsection 1(b), the Executive shall devote such portion of his time, attention and energies during business hours as may be necessary for him to perform his duties hereunder. The foregoing shall not be construed to prevent Executive from devoting time during business hours to (i) charitable and civic endeavors and (ii) performing services for and engaging in business activities with other persons, so long as such endeavors, services and activities do not prevent Executive from fulfilling his fiduciary responsibilities to the Employers.

          (c) The Executive shall cooperate with the Employers, including taking such medical examinations as the Employers reasonably shall deem necessary, if the Employers shall desire to obtain medical, disability or life insurance with respect to the Executive. Where reasonably possible, the Employers shall cooperate with the Executive's request to have such examinations performed by the Executive's personal physician or another physician reasonably acceptable to the Executive.

          (d) The Executive shall not be required to relocate or conduct the Employers' business outside the New York, New York area in order to perform his duties under this Agreement but shall undertake such reasonable business travel as may be necessary to perform said duties (for which the Executive shall be reimbursed pursuant to Section 4 below for costs and expenses incurred in connection therewith).

     2. Employment Term. This Agreement shall be for the period commencing on the Employment Date and terminating on the third anniversary thereof (the "Termination Date" and each 12 month period during the term, with the first such period commencing on the Employment Date, a "Contract Year"). In the event that the Merger Agreement is terminated for any reason whatsoever, this Agreement shall be void ab initio, and the Executive hereby acknowledges and agrees that nothing in this Agreement shall be deemed to obligate the Company, Reis or LLC to consummate the Merger pursuant to the Merger Agreement or otherwise.

     3. Compensation. (a) (a) For all services rendered by the Executive pursuant to this Agreement the Employers are jointly and severally obligated to pay to the Executive a base salary at the annual rate of $375,000 per annum, commencing on the Employment Date. All such compensation shall be paid semi-monthly or at such other regular intervals, not less frequently than monthly, as the Employers may establish from time to time for executive employees of the Employers.

          (b) During the term of this Agreement, the Company shall pay to the Executive on an annual basis (but not later than the 15th day of the third month following the calendar year in which the premiums are paid by Executive) an additional amount grossed up such that after payment by Executive of all income taxes payable on such grossed up amount, the net after tax amount is equal to Executive's annual premiums under the insurance policies referenced in that that certain Split Dollar Life Insurance Agreement dated November 18, 1993


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between Wellsford Residential Property Trust and Jeffrey H. Lynford, as modified by the Split Dollar Life Insurance Agreement dated December 11, 1995, which annual premiums currently aggregate approximately $19,500.

          (c) In addition to the compensation set forth in Section 3 hereof, the Executive shall be awarded such bonus by the Employers for each year or partial year of his employment hereunder as the Board shall determine in its sole discretion. In determining such bonus, the Executive understands that the Board will consider, without limitation, the following factors with respect to the applicable year or partial year or any fiscal year or period of the Employers ending prior to the expiration of such year or partial year: the Employers' financial performance, business performance and growth during such period; Executive's performance and responsibilities (including his participation in transactions of particular financial or business significance to the Employers) during such period; and such other factors as the Board may deem appropriate in their sole discretion. Such bonus may consist of cash; grants of shares of common stock of the Company ("Shares"); grants of restricted stock units; options to purchase Shares; share appreciation rights (whether independent of or in conjunction with awards of options); and such other awards as the Board in its sole discretion may deem appropriate and which it believes is in furtherance of the growth of stockholder value. As previously provided for in the Second Restatement, the bonus payable by Employers to Executive shall not be less than $375,000 for the calendar year ended December 31, 2007. Any bonus payable hereunder shall be paid not later than the 15th day of the third month following the calendar year for which it is determined by the Board to pay such bonus.

          (d) Pursuant to resolutions of the committee that administers the Company's stock option plans and incentive plans, which resolutions were ratified by the board of directors of the Company on January 26, 2006, among other things, the expiration dates of certain options held by Executive were extended. Specifically, the expiration date of all non-incentive stock options that were "out of the money" on December 14, 2005 that would otherwise expire prior to December 31, 2008 were extended to the later of (a) December 31 of the year in which they would otherwise expire or (b) the fifteenth day of the third month following the date the options would otherwise expire based on the terms of each option at their original grant date. The committee wanted to extend to December 31, 2008 such options that would expire prior to December 31, 2008, but limited the term of the extension in the manner set forth to comply with the rules of Section 409A of the Internal Revenue Code of 1986 (the "Code"). In the event extensions of such options can, at a later date, be extended to December 31, 2008 without subjecting the Executive to additional tax under Section 409A of the Code, then the Company shall do so.

     4. Expenses. (a) The Company shall pay for all legal and accounting fees and expenses incurred by the Executive in connection with the structuring, negotiation and preparation of this Agreement. Each Employer shall reimburse the Executive for all out-of-pocket expenses actually and necessarily incurred by him in the conduct of the business of such Employer against reasonable substantiation submitted with respect thereto.

          (b) Unless the provisions of subsection 4(c) hereof shall apply, the Employers shall be jointly and severally obligated to reimburse the Executive for all legal fees and related expenses (including the costs of experts, evidence and counsel) paid by the Executive as a result


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of (i) the termination of Executive's employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Employers under which the Executive is or may be entitled to receive benefits, (iii) the Executive's hearing before the Board as contemplated in subsection 6(c) hereof or (iv) any action taken by the Employers against the Executive; provided, however, that the Employers shall reimburse the legal fees and related expenses described in this subsection 4(b) only if and when (A) the dispute is settled by the parties or resolved pursuant to a binding arbitration award in a manner that is more favorable to the Executive than offered by the Employers or (B) a final judgment, order or decree of a court of competent jurisdiction has been rendered in favor of the Executive and the time for appeal therefrom has expired and no appeal has been perfected. All reimbursements shall be made within 30 days of submission of reasonable substantiation thereof.

          (c) The Employers shall be jointly and severally obligated to pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (i) the termination of Executive's employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment),
(ii) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Employers under which the Executive is or may be entitled to receive benefits, (iii) the Executive's hearing before the Board as contemplated in subsection 6(c) hereof or (iv) any action taken by the Employers against the Executive, until such time as (A) the dispute is settled by the parties or resolved pursuant to a binding arbitration award in a manner that is more favorable to the Executive than offered by the Employers or (B) a final judgment, order or decree of a court of competent jurisdiction has been rendered in favor of the Employers and the time for appeal therefrom has expired and no appeal has been perfected; provided, however, that the circumstances set forth above occurred on or after a change in control of either Employer, as defined in subsection 6(e). In no event shall the Executive be required to reimburse the Employers for any legal fees or related expenses paid by the Employers pursuant to this subsection 4(c).

     5. Benefits. The Executive shall be entitled to six weeks of paid vacation each year and such other medical and other benefits as are afforded from time to time to all executive employees of the Company. The Employers shall be jointly or severally obligated to indemnify the Executive in the performance of his duties pursuant to the bylaws or organization documents of the Employers and to the fullest extent allowed by applicable law, including, without limitation, legal fees, and shall continue to maintain the Executive as a named beneficiary under any liability insurance policies maintained for directors and/or officers of the Employers for so long as Executive shall remain a director or officer of either Employer. In addition, following the termination of the Executive's employment with the Employers, the Company shall maintain in effect a directors' and officers' liability insurance policy pursuant to which the Executive shall be insured for a period of six years following such date of termination for all claims relating to matters occurring on or prior to such date of termination to the extent the Executive was insured by the Company prior to such termination.


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     6. Earlier Termination. (a) If the Executive shall fail, because of disability to render the services contemplated by this Agreement for six successive months or for shorter periods aggregating nine months in any of the three Contract Years, the Board may determine, on the basis of medical evidence satisfactory to the Board, in the Board's sole discretion, that the Executive has become disabled. If within thirty (30) days after the date on which written notice of such determination is given to the Executive, the Executive shall not have returned to the full-time performance of his duties hereunder, this Agreement and the employment of the Executive hereunder shall be deemed terminated on such 30th day in accordance with Section 8 hereof.

          (b) Except as otherwise provided in this Agreement, if the Executive shall die during the term of this Agreement, this Agreement shall be deemed to have been terminated as of the date of death of the Executive.

          (c) The Employers, by notice to the Executive, may terminate this Agreement for proper cause. As used herein, "proper cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties with the Employers (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by the Executive for Good Reason (as defined below)) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Employers, monetarily or otherwise. For purposes of this subsection 6(c), no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive otherwise than in good faith and in a manner that the Executive reasonably believed was in or not opposed to the best interests of the Employers and their equity owners. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for proper cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel of his choosing, to be heard before the Board not less than 10 business days after the giving of such notice), finding that in the good faith opinion of the Board, the Executive conducted himself as set forth in clause (i) or (ii) above and specifying the particulars of such conduct in detail. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a notice of termination is given by the Executive to the Employers shall constitute "proper cause" for purposes of this Agreement.

          (d) The Executive may terminate this Agreement for "Good Reason" if any of the following events occurs:

               (i) the assignment to the Executive of any duties materially inconsistent with his status as a senior executive officer of the Employers or a substantial alteration in the nature or status of his responsibilities;

               (ii) the Employers' material breach of any of their agreements or obligations under this Agreement and the failure of the Employers to remedy such


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          material breach within 20 days following delivery by the Executive to the Employers of written notice setting forth such breach with specificity;

               (iii) the failure by the Employers to pay the Executive any installment of a previous award under any bonus or incentive compensation arrangement;

               (iv) the failure of the Employers to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 15 hereof;

               (v) any "change in control", as defined in subsection 6(e); or

               (vi) Executive being removed from, not nominated for re-election to, or not re-elected to the Board, other than for proper cause, or at his request.

          (e) For purposes of this Agreement, a "change in control" shall be deemed to occur if:

               (A) Any of the following occurs: (1) an LLC Sale Change of Control, (2) an LLC Acquisition Change of Control, (3) an LLC 14A Change of Control, or (4) an LLC Percentage Change of Control (each capitalized term as defined below). For purposes of this Agreement:

                    (i) an "LLC Sale Change of Control" shall mean LLC has engaged in a merger, consolidation or reorganization or sells all or substantially all of its assets to a "Person" (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided, however, that an LLC Sale Change of Control shall not be deemed to have occurred hereunder if (x) immediately prior thereto the circumstance in clause (iii)(x) or (y) below exist, or (y) the Company owns, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding equity securities of the corporation or other entity resulting from such LLC Sale Transaction;

                    (ii) an "LLC Acquisition Change of Control" shall mean LLC has acquired the assets of another company or a subsidiary of LLC merges, consolidates or reorganizes with another company and the Company owns, directly or indirectly, immediately following such transaction 50% or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such transaction, provided, however, that an LLC Acquisition Change of Control shall not be deemed to have occurred hereunder if immediately prior thereto the circumstance in clause (iii)(x) or (y) below exist;

                    (iii) an "LLC 14A Change of Control" shall mean there shall have occurred a change in control relating to LLC of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as in effect on the date hereof, whether or not LLC is then subject to such reporting requirement, provided, however, that an LLC Percentage Change of Control shall not be deemed to have occurred hereunder if immediately prior to the occurrence of what would otherwise be a change in control hereunder (x) the Executive is the other party to the transaction


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(an "LLC Control Event") that would otherwise result in a change in control of
LLC or (y) the Executive is an executive officer, trustee, director or more than 5% equity holder of the other party to the LLC Control Event or of any entity, directly or indirectly, controlling such other party; and

                    (iv) an "LLC Percentage Change of Control" shall mean a Person (other than the Company) or group of affiliated Persons (other than the Company) owns at any time 30% or more of the outstanding voting securities of LLC.

               (B) A WRP Asset Sale occurs. A "WRP Asset Sale" shall mean the Company sells, transfers or otherwise disposes of all or substantially all of its real estate assets in one or more transactions whether or not such transactions are related or part of a series of transactions, provided, however, that a WRP Asset Sale shall not be deemed to have occurred hereunder if immediately prior thereto the circumstance in clause (E)(x) or (y) below exist.

               (C) A WRP Sale Change of Control occurs. A "WRP Sale Change of Control" shall mean the Company has engaged in a merger, consolidation or reorganization or sells all or substantially all of its assets to a Person, provided, however, that an WRP Sale Change of Control shall not be deemed to have occurred if (1) immediately prior thereto the circumstance in clause (E)(x) or (y) below exist, or (2) the equity owners immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding equity securities of the corporation or other entity resulting from such transaction (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction; provided that notwithstanding the foregoing, a WRP Sale Change of Control shall be deemed to have occurred if immediately following such transaction, any person or entity or group of affiliated persons or entities (other than the Executive or a group including him) owns, after giving effect to such transaction, interests or securities of the Surviving Corporation representing 30% or more of the shares of capital stock or other equity of the Surviving Corporation having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of the Surviving Corporation.

               (D) A WRP Acquisition Change of Control occurs. A "WRP Acquisition Change of Control" shall mean the Company has acquired the assets of another company or a subsidiary of the Company merges, consolidates or reorganizes with another company and (1) the equity owners of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction 50% or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such transaction (the "Other Surviving Corporation") in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction or (2) immediately following such transaction, any person or entity or group of affiliated persons or entities (other than the Executive or a group including him) owns, after giving effect to such transaction, interests or securities of the Other Surviving Corporation representing 30% or more of the shares of capital stock or other equity of the Other Surviving Corporation having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of the Other Surviving


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Corporation, provided, however, that an WRP Acquisition Change of Control shall not be deemed to have occurred it immediately prior thereto the circumstance in clause (E)(x) or (y) below exist.

               (E) A WRP 14A Change of Control occurs. A "WRP 14A Change of Control" shall mean there shall have occurred a change in control relating to the Company of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as in effect on the date hereof, whether or not the Company is then subject to such reporting requirement, provided, however, that a WRP 14A Change of Control shall not be deemed to have occurred if immediately prior to the occurrence of what would otherwise be a change in control of the Company (x) the Executive is the other party to the transaction (a "WRP Control Event") that would otherwise result in a change in control of the Company or (y) the Executive is an executive officer, trustee, director or more than 5% equity holder of the other party to the WRP Control Event or of any entity, directly or indirectly, controlling such other party.

               (F) Adoption by the Board of directors (or equivalent thereof) and the approval by the stockholders or equity owners of a liquidation or dissolution of either Employer.

               (G) Any Person or group of affiliated Persons owns at any time 30% or more of the outstanding voting securities of the Company, provided that such Person or group shall not be deemed to own 30% or more of the outstanding voting securities of the Company if the last event or transaction which results in such ownership is (a) the issuance of such securities in connection with the acquisition by the Company of assets or (b) the acquisition by the Company of any such voting securities; provided, however, that if a Person owns 30% or more of the outstanding voting securities of the Company as a result of the acquisition by the Company of any such voting securities and after such acquisition by Company, such Person becomes the owner of any additional voting securities of the Company then a change in control of the Company shall occur.

               (H) During any period of twelve consecutive months or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period (either by a specific vote of such directors or by the approval of the Employer proxy statement in which each such individual is named as a nominee for a director without written objection to such nomination by such directors); provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be approved (solely for purposes of this clause (H)).

          (f) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a change in control and the Executive reasonably demonstrates that such termination: (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control and who effectuates a change in control or (ii) otherwise occurred in connection with, or in anticipation


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of, a change in control which actually occurs, then for all purposes of this
Agreement, the date of a change in control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

     7. Notice of Termination. Any purported termination of the Executive's employment by the Employers or by the Executive shall be communicated by a written Notice of Termination to the other party hereto in accordance with
Section 16 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     8. Date of Termination, Etc. "Date of Termination" shall mean (a) if the Executive's employment is terminated for disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period), and (b) if the Executive's employment is terminated pursuant to subsection 6(c) or 6(d) hereof or for any other reason (other than disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to subsection 6(c) hereof shall not be less than thirty
(30) days, and in the case of a termination pursuant to subsection 6(d) hereof shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided, however, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected), except that with respect to a termination of this Agreement by reason of expiration of its term as provided in Section 2 hereof, the Date of Termination shall be the date the term hereof expires pursuant to Section 2 hereof, regardless of whether a dispute exists with respect thereto; provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Employers will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and installments under any bonus or incentive compensation plan) and continue the Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 8. Amounts paid under this Section 8 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. If it is finally determined by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected), that the Executive was terminated for proper cause, the Executive shall promptly remit to the Employers the amount of any cash payments and the value of any non-cash benefits paid pursuant to this Section 8 to which the Executive would not otherwise have been entitled.


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     9. Compensation Upon Termination or During Disability. Upon termination of the Executive's employment or during a period of disability the Executive shall be entitled to the following compensation and benefits:

          (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his base salary at the annual rate in effect at the commencement of any such period until his employment is terminated pursuant to subsection 6(a) hereof. The Employers shall also be jointly and severally obligated to pay Executive for the year in which he is terminated as a result of his disability any bonus that the Board determines to pay to Executive pursuant to subsection 3(c) hereof for the year in which Executive's employment is terminated. Any such bonus shall be paid as soon as practicable practicable following the first date such amounts can be paid without incurring additional tax under Section 409A of the Code.

          (b) If the Executive's employment shall be terminated, at any time prior to a change in control, by the Employers for proper cause or by him other than for Good Reason, the Executive shall be paid the Executive's base salary payable pursuant to subsection 3(a) hereof through the Date of Termination.

          (c) If the Executive's employment shall be terminated by reason of the Executive's death, the base salary at the annual rate then in effect shall be paid to the person designated from time to time in writing by the Executive and, if not so designated, to the Executive's estate for the period up to and including the date of Executive's death. The Employers shall also be jointly and severally obligated to pay such person or the estate, as the case may be, any bonus that the Board determines to pay to Executive pursuant to subsection 3(c) hereof for the year in which Executive's employment is terminated. Any such bonus shall be paid within 30 days of the Date of Termination.

          (d) If (i) the Executive's employment is terminated at any time (A) by the Employers other than for proper cause or (B) by the Executive for any Good Reason other than a change in control, or (ii) either Employer is liquidated or the assets of either Employer are distributed to a liquidating trust, the Employers shall be jointly and severally obligated to pay the Executive no later than thirty days after the Date of Termination an amount equal to the greater of
(x) the aggregate amount of base salary that would have become payable to the Executive pursuant to Section 3(a) from the Date of Termination through the expiration of the Employment Period and (y) $375,000, plus in each of clause (x) or (y) above, a pro rata portion (based on the number of days that Executive was employed by the Employers during the Contract Year in which employment terminated), of any annual bonus paid or payable for the immediately preceding Contract Year (or calendar year if there has not been a previous Contract Year). Notwithstanding the foregoing, such amounts shall be paid as soon as practicable following the first date such amounts can be paid without incurring additional tax under Section 409A of the Code.

          (e) If the Executive's employment shall be terminated by the Executive for Good Reason solely as a result of a change in control, the Employers shall be jointly and severally obligated to pay to Executive, within 30 days from the Date of the Termination an amount equal to, (1) 2.5 times the annual base salary payable to Executive pursuant to Section

3(a) hereof, plus (2) a pro rata portion (based on the number of days that Executive was employed by the Employers during the Contract Year in which employment terminated) of any annual bonus paid or payable for the immediately preceding Contract Year (or calendar year if there has not been a previous Contract Year). Notwithstanding the foregoing, such amounts shall be paid as soon as practicable following the first date such amounts can be paid without incurring additional tax under Section 409A of the Code.

          (f) Notwithstanding the foregoing, to the extent any of the payments payable under Section 9(d) and/or Section 9(e), as the case may be, would constitute an "excess" parachute payment under Section 280G of the Code and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code (as determined by Executive's tax advisor), then the payments shall be reduced to the largest amount that can be received by Executive without incurring an excise tax under Section 4999(a) of the Code (as determined by Executive's tax advisor); provided, however, that such reduction shall occur only if the after-tax value of the benefits to Executive calculated with the foregoing reduction exceed those calculated without the foregoing reduction. It is the Executive's preference that all amounts not paid to Executive by reason of a reduction hereunder shall be paid by the Employers in equal amounts to Princeton University'sWoodrow Wilson School of Public, International Affairs and the National Trust for Historic Preservation; and the Weill Medical College of Cornell University (to be applied for student scholarships for international study), provided that the Executive is not a director or trustee of such charities; further, provided, that the Employers shall not be under any obligation to make any such payments to such charities.

          (g) Notwithstanding anything contained in the Agreement, Executive hereby waives the right to receive any payments under the Second Restatement or this Agreement solely as a result of a change in control of the Company arising out of the Merger.

          (h) Executive shall have the right to defer receipt of all payments to be made pursuant to this Agreement, including, without limitation, Section 9(d) and/or Section 9(e) hereof, as the case may be, provided such deferrals do not subject the Executive to additional tax under Section 409A of the Code.

          (i) If the Executive's employment is terminated for any reason whatsoever (other than by the Employers for proper cause), including by reason of expiration of its term, the Company shall assign to Executive, without the payment of any consideration by the Executive, all of the Company's right, title and interest in and to that certain Split Dollar Life Insurance Agreement dated November 18, 1993 between Wellsford Residential Property Trust and Jeffrey H. Lynford, as modified by the Split Dollar Life Insurance Agreement dated December 11, 1995 and the related insurance policies referred to therein, and in connection therewith the Company shall be deemed to have automatically waived repayment of any paid or accrued premiums with respect to such policy. These benefits shall be administered in a manner that does not subject the Executive to additional tax under Section 409A of the Code.

          (j) If the Executive's employment is terminated for any reason whatsoever (other than by the Employers for proper cause), all theretofore unvested stock options, restricted options, restricted stock, restricted stock units and other awards issued to Executive shall vest immediately prior to such termination.

          (k) If the Executive's employment is terminated at any time following a change in control, for proper cause, the Employers shall be jointly and severally obligated to pay the Executive his full base salary through the Date of Termination at the higher of the rate in effect at the time Notice of Termination is given and the rate in effect immediately prior to the change in control.

          (l) In addition to all other amounts payable to the Executive under this Section 9, the Executive shall be entitled to receive all benefits payable to him under the Employers' pension plans applicable to him and any other plan or agreement relating to retirement benefits including, without limitation, any deferred compensation arrangements (but subject to any then existing deferral elections of Executive), as in effect upon the occurrence of a change in control or the Executive's employment with either Employer being terminated for any reason whatsoever (other than by the Employers for proper cause), including by reason of expiration of its term.

          (m) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 9 or elsewhere in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 9 or elsewhere in this Agreement be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the Date of Termination, or as a result of services performed by him as permitted under subsection 1(b) hereof, or otherwise, except as specifically provided in this Section 9.

          (n) In the event the Executive's employment hereunder is terminated for any reason whatsoever (except by the Employers for proper cause), the Employers agree to continue, at their own cost and expense, the medical, hospitalization, dental and life insurance benefits available to the Executive (and any of his dependents who as on such date of termination were covered thereunder) at the time his employment is terminated from such date of termination through the later of (i) the Termination Date and (ii) 18 months from such date of termination; provided, however, that if such continued participation would result in additional tax to the Executive under Section 409A of the Code, the Executive will be required to pay his own premiums for such benefits coverage and then, as soon as practicable following the first date such payment can be made without incurring additional tax under Section 409A of the Code, the Executive will be paid an amount such that, after payment of income taxes, the Executive is fully reimbursed for the cost of such premiums. If the terms of the Employers' health, dental and life insurance plans do not permit the Executive (and any of his dependents who as on such date of termination were covered thereunder) to be insured thereunder when he is no longer an employee, then the Employers will be jointly and severally obligated to pay to the Executive, as soon as practicable, following the first date such payment can be made without incurring additional tax under Section 409A of the Code, an amount such that after payment of income taxes, the Executive is fully reimbursed for his cost of providing such benefits. In addition, to the extent he remains eligible (provided the Executive may at any time supplement any cost necessary to allow for continued eligibility as provided under the terms of the applicable policy), the Executive may continue participation in the Employers' long-term disability plan on the same basis as provided prior to his termination of employment, at his own cost and expense, through the Termination Date.

     10. Business Opportunities. If the Board shall determine that the Company should not acquire an asset or develop, implement, operate, manage or otherwise participate in any business opportunity (each of the foregoing, a "Business Opportunity"), then the Executive shall be entitled to participate, directly or indirectly, in such Business Opportunity so long as such activities do not prevent Executive from fulfilling his fiduciary responsibilities to the Company.

     11. Confidentiality. Executive expressly recognizes and acknowledges that:

          (a) The Employers have developed and established a valuable and extensive clientele for its real estate information reporting services.

          (b) The Employers' business connections and clients have been established and maintained at great expense and are of great value to the Employers.

          (c) The Executive has and will become familiar with and possessed of the manner, method, secrets, and confidential and proprietary information pertaining to the Employers' business methods and the business requirements and needs of their clients (collectively, "Confidential Information").

          (d) By virtue of this Agreement and predecessor agreements, the Executive has and will become personally acquainted with the clients, business methods, and trade secrets of the Employers.

          (e) In recognition and in consideration of the foregoing, the Executive expressly covenants and agrees as follows:

               (i) During the term of this Agreement and thereafter, the Executive shall not divulge to others or use for his own benefit, or assist others in using such information for their benefit, any Confidential Information obtained prior to or after the date hereof from the Employers by virtue of the relationship created hereunder or otherwise, unless such Confidential Information is or becomes generally available to the public (other than by reason of Employee's breach of this clause (i)) and except in connection with
(A) the performance of the Executive's duties hereunder (B) enforcement of the Executive's rights under this Agreement and (C) as required by law. Notwithstanding anything in the foregoing, the parties hereto hereby acknowledge and agree that, subject to the terms and conditions of this Section 11(e), the Executive's employment or retention as a consultant in the real estate information industry does not, in and of itself, constitute a breach of this clause (i).

               (ii) The Executive acknowledges that damages resulting from the breach of the provisions of this Section 11(e) may be difficult to calculate. In the event of a breach or threatened breach by the Executive of the provisions of this Section 11(e), the Employers shall be entitled to apply to any court of competent jurisdiction for an injunction against such breach, actual or threatened. Notwithstanding the foregoing, the Employers shall at all times retain their right to recover from the Executive, or any other person or entity that may be held liable, their damages resulting from such breach.

     12. Ownership of Materials. All records, materials, lists, files, manuals, tapes and all other written or recorded data and information in whatever form (collectively, "Materials") that may be used by, or made available to the Executive in connection with his employment hereunder are and shall remain the sole property of the Employers. As soon as practicable following the voluntary or involuntary termination of the Executive's employment hereunder, the Executive shall return or cause to be returned to the Employers all Materials in the Executive's possession and/or under his control.

     13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

     14. Entire Agreement. This Agreement sets forth the entire agreement of the parties and is intended to supersede all prior employment negotiations, understandings and agreements. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

     15. Successors; Binding Agreement. (a)(a) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Subject to the terms and provisions of this Agreement, including, without limitation, Section 9, if the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

          (b) Subject to clause (c) below, each Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of such Employer to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain and deliver to Executive such assumption and agreement prior to (but effective only upon) such succession shall be a breach of this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Employer" or "Employers" shall mean the Employer or Employers as hereinbefore defined and any successor to its or their business and/or assets as aforesaid which assumes and agrees to perform this Agreement, expressly, by operation of law, or otherwise.

          (c) Notwithstanding anything in this Agreement to the contrary, upon the occurrence of: (i) any change in control set forth in Section 6(e)(A), LLC shall no longer be deemed an Employer hereunder and the Executive shall not be employed by LLC or any successor to LLC resulting from such change in control; provided that the Company shall continue to be deemed an Employer hereunder and the Executive shall remain employed by the Company pursuant to the terms and conditions hereof, and (ii) a change in control pursuant to Section 6(e)(A),
(B), (C), (D), (E), (F), (G) or (H), the Executive may terminate this Agreement pursuant to the terms of Section 6(d)(v).

          (d) The Executive may assign his right to receive any payments due to him under this Agreement to an entity owned or controlled by the Executive and/or members of his family.

     16. Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same at his or its address above set forth, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 16. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

     17. Severability. If any provision in this Agreement is determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        WELLSFORD REAL PROPERTIES, INC.


                                        By: /s/ Mark P. Cantaluppi
                                            ------------------------------------
                                        Name: Mark P. Cantaluppi
                                        Title: Vice President and Chief
                                               Financial Officer


                                        REIS SERVICES, LLC


                                        By: /s/ Mark P. Cantaluppi
                                            ------------------------------------
                                        Name: Mark P. Cantaluppi
                                        Title: Chief Financial Officer


                                        EXECUTIVE:


                                        /s/ Jeffrey H. Lynford
                                        ----------------------------------------
                                        Jeffrey H. Lynford




       [Signature Page to Third Amended and Restated Employment Agreement
                             of Jeffrey H. Lynford]